Exhibit 99.1

Contact: Dan Cravens

480-693-5729

FOR IMMEDIATE RELEASE

US AIRWAYS REPORTS FOURTH QUARTER AND FULL YEAR PROFIT

Highlights of US Airways Group, Inc.’s (the Company) fourth quarter and 2011 results:

•

Fourth quarter net profit excluding net special charges was $21 million, or $0.13 per diluted share. This compares to a fourth quarter 2010 net profit excluding net special charges of $28 million, or $0.17 per diluted share.

•

Full year 2011 net profit excluding net special charges was $111 million, or $0.68 per diluted share. This compares to a full year 2010 net profit excluding net special credits of $447 million, or $2.34 per diluted share.

•

A 38 percent increase in consolidated fuel price drove the year-over-year decline in profitability in 2011. Had average fuel prices remained at 2010 levels, 2011 fuel expense would have been approximately $1.2 billion lower.

•	The airline’s employees earned approximately $12 million in profit sharing for the full year results, and an additional $13 million in operational incentive payouts during 2011.

TEMPE, Ariz., Jan. 25, 2012 — US Airways Group, Inc. (NYSE: LCC) today reported its fourth quarter and 2011 financial results. For the fourth quarter 2011, net profit excluding net special charges was $21 million, or $0.13 per diluted share. Net profit excluding net special charges for the fourth quarter 2010 was $28 million, or $0.17 per diluted share. On a GAAP basis, the Company reported a net profit of $18 million for its fourth quarter 2011, or $0.11 per diluted share, compared to a net profit of $28 million, or $0.17 per diluted share, for the same period in 2010.

For full year 2011, the Company reported a net profit of $111 million, or $0.68 per diluted share, which excludes net special charges totaling $40 million. This compares to a full year 2010 profit excluding net special credits of $447 million, or $2.34 per diluted share. On a GAAP basis, the Company reported a net profit of $71 million, or $0.44 per diluted share for 2011, compared to a net profit of $502 million, or $2.61 per share, in 2010. See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.

US Airways Group, Inc. Chairman and CEO Doug Parker stated, “We are very pleased to report a profit for both the fourth quarter and full year of 2011, particularly given the extraordinarily high cost of jet fuel.

“Strong demand for our product and outstanding operations performance by the US Airways team resulted in numerous records set by our airline. Passenger revenue, total revenue, and passenger revenue per available seat mile all set new Company records for both the fourth quarter and the full year. We also had our best fourth quarter ever in terms of operating reliability, including our best on-time performance, highest completion factor and lowest mishandled baggage ratio.

“Looking forward, we are encouraged by the continued strength in demand and believe US Airways is well positioned for success in 2012 and beyond.”

Revenue and Cost Comparisons

A robust demand environment and record passenger yields led to improved revenue performance. Total revenues in the fourth quarter were a record $3.2 billion, up 8.5 percent versus the fourth quarter 2010 on a 1.3 percent decrease in total available seat miles (ASMs). Total revenue per ASM was a record 15.20 cents, up 9.9 percent versus the same period last year driven primarily by a 9.4 percent increase in passenger yields.

For the full year 2011, total revenues were a record $13.1 billion, up 9.6 percent versus 2010. Total revenue per ASM increased 8.5 percent to a record 15.06 cents, driven by a 7.8 percent increase in passenger yield and a record load factor of 82.3 percent, up from 81.1 percent in 2010.

Total operating expenses in the fourth quarter were $3.0 billion, up 8.7 percent over the same period last year due primarily to a $232 million increase in consolidated fuel expense. Mainline cost per available seat mile (CASM) was 13.18 cents, up 9.3 percent on flat mainline ASMs. Excluding special charges, fuel and profit sharing, mainline CASM was 8.49 cents, up 1.1 percent versus the same period last year. Express CASM excluding special charges and fuel was 14.94 cents, up 8.2 percent on a 7.2 percent decrease in ASMs. This increase is due primarily to the previously announced increase in maintenance costs related to our PSA CRJ-200 aircraft.

For the full year 2011, total operating expenses were $12.6 billion, up 13.5 percent versus 2010 due primarily to a 40 percent increase in fuel expense. Excluding special charges, fuel and profit sharing, mainline CASM increased 0.6 percent to 8.35 cents. Express CASM excluding special charges and fuel increased 6.7 percent to 14.71 cents.

Liquidity

As of December 31, 2011, the Company had $2.31 billion in total cash and investments, of which $365 million was restricted, up from $2.28 billion, of which $364 million was restricted on December 31, 2010.

Special Charges

The Company recognized $3 million of net special charges in the fourth quarter. Special charges included a $2 million charge related to auction rate securities arbitration and $1 million in other charges incurred at its Express subsidiary.

Notable Accomplishments

•

Closed an agreement with Delta Air Lines to transfer takeoff and landing rights at New York’s LaGuardia and Washington D.C.’s Reagan National airports. The first new flights from Washington start March 25th with service to 11 new cities and additional service in other existing communities.

•

Took delivery of the remaining nine of 12 A321 aircraft deliveries scheduled for 2011. The Company expects to take delivery of an additional 12 A321 aircraft in 2012. The new aircraft, replacing 24 legacy Boeing 737 aircraft, will feature more First Class seats and will be equipped with Gogo Inflight Internet.

•

Completed the installation of first class seating on 110 US Airways Express regional jets including the Embraer 175 and 170 and Canadair Regional Jet 700 and 900 fleets. The Company has also begun installation of Envoy Suite service—fully lie-flat business-class seats with advanced on-demand in-flight entertainment systems—on its fleet of wide-body Airbus A330-300 aircraft. Other product enhancements include renovations to airport clubs and new meals for the Company’s domestic First Class and Envoy products.

•

In conjunction with the previously announced launch of its new Interactive Voice Response System (IVR), created 400 new jobs at its Phoenix, Reno, Nev. and Winston-Salem, N.C. reservations centers for work that was previously handled outside of the United States.

•

Added SkyWest Airlines to a portfolio of partners operating as US Airways Express. SkyWest Airlines now operates six daily Express flights from US Airways’ hub in Phoenix and by spring 2012, will operate approximately 49 flights to 19 destinations. SkyWest will serve US Airways’ Phoenix-based Express operation with 14 50-passenger Bombardier CRJ200 regional jet aircraft, replacing the CRJ200 and Dash 8 Express service previously operated by Mesa Airlines.

•

Launched a new redesign of the Company’s in-flight magazine. US Airways Magazine has a fresh new look and presents readers with stories about the airline, its employees and the people who fly it. The magazine will also include a collection of features and stories about US Airways and Star Alliance destinations.

•

As part of its annual “Hope Takes Flight” campaign to benefit the United Way, US Airways’ 32,000 employees pledged more than $1.3 million annually. The campaign, which ran between Sept. 23 and Nov. 13, contributed to the nearly $9.5 million US Airways employees have raised for United Way since 2000. The United Way works to address health and human needs in more than 1,300 communities across the country.

Analyst Conference Call/Webcast Details

US Airways will conduct a live audio webcast of its earnings call today at 11:30 a.m. ET, which will be available to the public on a listen-only basis at www.usairways.com under the Company Info >>Investor Relations tab. An archive of the call/webcast will be available in the Investor Relations portion of the Web site through Feb. 25.

2012 Investor Guidance

The Company will provide its investor relations guidance on its Web site (www.usairways.com) immediately following its 11:30 a.m. ET conference call. The Company typically provides guidance related to cost per available seat mile (CASM) excluding special charges, fuel and profit sharing, fuel prices, other revenues and estimated interest expense/income on its investor relations update page on its web site. This update will also include the airline’s capacity, fleet plan and estimated capital spending for 2012.

About US Airways

US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,100 flights per day and serves more than 200 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs more than 32,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers more than 21,000 daily flights to 1,290 airports in 189 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport. US Airways was the only airline included as one of the 50 best companies to work for in the U.S. by LATINA Style magazine’s 50 Report for 2010 and 2011. For six years in a row, the airline also earned a 100 percent rating on the Human Rights Campaign Corporate Equality index. The Corporate Equality index is a leading indicator of companies’ attitudes and policies toward lesbian, gay, bisexual and transgender employees and customers. US Airways also ranked #1 among its competing hub-and-spoke network carriers for 2010 performance as rated by the Wichita State University/Purdue University Airline Quality Rating (AQR). For more company information visit usairways.com, follow on Twitter @USAirways or at Facebook.com/USAirways. (LCCF)

Forward Looking Statements

Certain of the statements contained or referred to herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue” and similar terms used in connection with statements regarding, among others, the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of the Company. Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of significant operating losses in the future; downturns in economic conditions and their impact on passenger demand, booking practices and related revenues; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the impact of the price and availability of fuel and significant disruptions in the supply of aircraft fuel; our high level of fixed obligations and our ability to fund general corporate requirements, obtain additional financing and respond to competitive developments; any failure to comply with the liquidity covenants contained in our financing arrangements; provisions in our credit card processing and other commercial agreements that may affect our liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; our inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of our hub airports or our focus city; our reliance on third-party regional operators or third-party service providers; our reliance on and costs, rights and functionality of third-party distribution channels, including those provided by global distribution systems, conventional travel agents and online travel agents; changes in government legislation and regulation; our reliance on automated systems and the impact of any failure or disruption of these systems; the impact of changes to our business model; competitive practices in the industry, including the impact of industry consolidation; the loss of key personnel or our ability to attract and retain qualified personnel; the impact of conflicts overseas or terrorist attacks, and the impact of ongoing security concerns; our ability to operate and grow our route network; the impact of environmental laws and regulations; costs of ongoing data security compliance requirements and the impact of any data security breach; the impact of any accident involving our aircraft or the aircraft of our regional operators; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; the impact of weather conditions and seasonality of airline travel; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the impact of global events that affect travel behavior, such as an outbreak of a contagious disease; the impact of foreign currency exchange rate fluctuations; our ability to use NOLs and certain other tax attributes; and other risks and uncertainties listed from time to time in our reports to and filings with the Securities and Exchange Commission (“SEC”). There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended September 30, 2011 and in the Company’s other filings with the SEC, which are available at www.usairways.com.

Financial Tables to Follow

US Airways Group, Inc.

Condensed Consolidated Statements of Operations

(In millions, except share and per share amounts)

(Unaudited)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	3 Months Ended December 31,		Percent	12 Months Ended December 31,		Percent
	2011	2010	Change	2011	2010	Change
Operating revenues:
Mainline passenger	$2,054	$1,845	11.3	$8,501	$7,645	11.2
Express passenger	745	707	5.4	3,061	2,821	8.5
Cargo	43	42	1.9	170	149	13.8
Other	313	313	—	1,323	1,293	2.4

Total operating revenues	3,155	2,907	8.5	13,055	11,908	9.6

Operating expenses:
Aircraft fuel and related taxes	813	628	29.4	3,400	2,403	41.4
Salaries and related costs	546	536	1.8	2,272	2,244	1.3
Express expenses:
Fuel	254	207	22.7	1,056	769	37.4
Other	498	496	0.5	2,071	1,960	5.6
Aircraft rent	159	162	(1.6)	646	670	(3.6)
Aircraft maintenance	171	183	(6.4)	679	661	2.6
Other rent and landing fees	137	136	0.8	555	549	1.1
Selling expenses	110	101	8.6	454	421	7.7
Special items, net	2	6	(59.6)	24	5	nm
Depreciation and amortization	60	60	—	237	248	(4.5)
Other	297	287	2.9	1,235	1,197	3.2

Total operating expenses	3,047	2,802	8.7	12,629	11,127	13.5

Operating income	108	105	3.0	426	781	(45.4)

Nonoperating income (expense):
Interest income	—	2	(72.8)	4	13	(66.6)
Interest expense, net	(86)	(77)	12.1	(327)	(329)	(0.5)
Other, net	(6)	(3)	nm	(13)	37	nm

Total nonoperating expense, net	(92)	(78)	19.1	(336)	(279)	20.8

Income before income taxes	16	27	(42.7)	90	502	(82.0)

Income tax provision (benefit)	(2)	(1)	nm	19	—	nm

Net income	$18	$28	(35.5)	$71	$502	(85.8)

Earnings per common share
Basic	$0.11	$0.17		$0.44	$3.11

Diluted	$0.11	$0.17		$0.44	$2.61

Shares used for computation (in thousands):
Basic	162,115	161,776		162,028	161,412

Diluted	163,222	202,200		163,743	201,131

US Airways Group, Inc.

Operating Statistics

	September 30,	September 30,	September 30,		September 30,	September 30,	September 30,
	3 Months Ended December 31,				12 Months Ended December 31,
	2011	2010	Change		2011	2010	Change
Mainline
Revenue passenger miles (millions)	14,478	14,235	1.7%		60,779	58,977	3.1%
Available seat miles (ASM) (millions)	17,419	17,426	—%		72,603	71,588	1.4%
Passenger load factor (percent)	83.1	81.7	1.4	pts	83.7	82.4	1.3	pts
Yield (cents)	14.19	12.96	9.5%		13.99	12.96	7.9%
Passenger revenue per ASM (cents)	11.79	10.59	11.4%		11.71	10.68	9.6%

Passenger enplanements (thousands)	13,136	13,000	1.0%		52,959	51,853	2.1%
Departures (thousands)	111	113	(1.8)%		452	451	0.2%
Aircraft at end of period	340	339	0.3%		340	339	0.3%

Block hours (thousands)	292	296	(1.3)%		1,217	1,199	1.6%
Average stage length (miles)	966	955	1.1%		991	981	0.9%
Average passenger journey (miles)	1,631	1,607	1.5%		1,691	1,674	1.0%
Fuel consumption (gallons in millions)	262	262	—%		1,095	1,073	2.0%
Average aircraft fuel price including related taxes (dollars per gallon)	3.10	2.40	29.2%		3.11	2.24	38.7%
Full-time equivalent employees at end of period	31,548	30,871	2.2%		31,548	30,871	2.2%

Operating cost per ASM (cents)	13.18	12.05	9.3%		13.09	11.73	11.6%
Operating cost per ASM excluding special items (cents)	13.16	12.02	9.5%		13.05	11.72	11.3%
Operating cost per ASM excluding special items and fuel (cents)	8.50	8.41	1.0%		8.37	8.37	—%
Operating cost per ASM excluding special items, fuel and profit sharing (cents)	8.49	8.39	1.1%		8.35	8.30	0.6%

Express*
Revenue passenger miles (millions)	2,518	2,711	(7.1)%		10,542	10,616	(0.7)%
Available seat miles (millions)	3,331	3,591	(7.2)%		14,070	14,230	(1.1)%
Passenger load factor (percent)	75.6	75.5	0.1	pts	74.9	74.6	0.3	pts
Yield (cents)	29.60	26.09	13.5%		29.03	26.57	9.3%
Passenger revenue per ASM (cents)	22.37	19.69	13.6%		21.75	19.83	9.7%

Passenger enplanements (thousands)	6,721	7,118	(5.6)%		27,613	27,707	(0.3)%
Aircraft at end of period	283	281	0.7%		283	281	0.7%
Fuel consumption (gallons in millions)	81	85	(4.3)%		338	336	0.5%
Average aircraft fuel price including related taxes (dollars per gallon)	3.11	2.43	28.3%		3.12	2.29	36.7%

Operating cost per ASM (cents)	22.57	19.56	15.4%		22.23	19.18	15.9%
Operating cost per ASM excluding special items (cents)	22.56	19.56	15.3%		22.22	19.19	15.8%
Operating cost per ASM excluding special items and fuel (cents)	14.94	13.81	8.2%		14.71	13.79	6.7%

Total Mainline & Express
Revenue passenger miles (millions)	16,996	16,946	0.3%		71,321	69,593	2.5%
Available seat miles (millions)	20,750	21,017	(1.3)%		86,673	85,818	1.0%
Passenger load factor (percent)	81.9	80.6	1.3	pts	82.3	81.1	1.2	pts
Yield (cents)	16.47	15.06	9.4%		16.21	15.04	7.8%

Passenger revenue per ASM (cents)	13.49	12.14	11.1%		13.34	12.20	9.4%

Total revenue per ASM (cents)	15.20	13.83	9.9%		15.06	13.88	8.5%
Passenger enplanements (thousands)	19,857	20,118	(1.3)%		80,572	79,560	1.3%
Aircraft at end of period	623	620	0.5%		623	620	0.5%
Fuel consumption (gallons in millions)	343	347	(1.0)%		1,433	1,409	1.7%
Average aircraft fuel price including related taxes (dollars per gallon)	3.10	2.41	29.0%		3.11	2.25	38.2%

Operating cost per ASM (cents)	14.68	13.33	10.1%		14.57	12.97	12.4%
Operating cost per ASM excluding special items (cents)	14.67	13.31	10.3%		14.54	12.96	12.2%
Operating cost per ASM excluding special items and fuel (cents)	9.53	9.34	2.1%		9.40	9.27	1.4%
Operating cost per ASM excluding special items, fuel and profit sharing (cents)	9.52	9.32	2.2%		9.39	9.21	1.9%

*	Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Republic Airlines, Mesa Airlines, Air Wisconsin Airlines, Chautauqua Airlines and SkyWest Airlines.

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items and profit sharing, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and Express CASM excluding special items, fuel and profit sharing to evaluate the Company’s operating performance.

	September 30,	September 30,	September 30,	September 30,
	3 Months Ended December 31,		12 Months Ended December 31,
	2011	2010	2011	2010
Reconciliation of Net Income Excluding Special Items	(In millions, except share and per share amounts)		(In millions, except share and per share amounts)

Net income as reported	$18	$28	$71	$502
Special items:
Special items, net (1)	2	6	24	5
Express operating special items, net (2)	1	—	2	(1)
Nonoperating special items, net (3)	—	(6)	(7)	(59)
Non-cash tax provision (4)	—	—	21	—

Net income as adjusted for special items	$21	$28	$111	$447

	September 30,	September 30,	September 30,	September 30,
Reconciliation of Basic and Diluted Earnings Per Share As	3 Months Ended December 31,		12 Months Ended December 31,
Adjusted for Special Items	2011	2010	2011	2010

Net income as adjusted for special items	$21	$28	$111	$447

Shares used for computation (in thousands):
Basic	162,115	161,776	162,028	161,412

Diluted	163,222	202,200	163,743	201,131

Income per share as adjusted for special items:
Basic	$0.13	$0.17	$0.69	$2.77

Diluted (5)	$0.13	$0.17	$0.68	$2.34

	3 Months Ended December 31,		12 Months Ended December 31,
Reconciliation of Operating Income Excluding Special Items	2011	2010	2011	2010

Operating income as reported	$108	$105	$426	$781

Special items:
Special items, net (1)	2	6	24	5
Express operating special items, net (2)	1	—	2	(1)

Operating income as adjusted for special items	$111	$111	$452	$785

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

	September 30,	September 30,	September 30,	September 30,
Reconciliation of Operating Cost per ASM Excluding Special	3 Months Ended December 31,		12 Months Ended December 31,
Items, Fuel and Profit Sharing - Mainline only	2011	2010	2011	2010

Total operating expenses	$3,047	$2,802	$12,629	$11,127
Less Express expenses:
Fuel	(254)	(207)	(1,056)	(769)
Other	(498)	(496)	(2,071)	(1,960)

Total mainline operating expenses	2,295	2,099	9,502	8,398

Special items, net (1)	(2)	(6)	(24)	(5)

Mainline operating expenses, excluding special items	2,293	2,093	9,478	8,393

Aircraft fuel and related taxes	(813)	(628)	(3,400)	(2,403)

Mainline operating expenses, excluding special items and fuel	1,480	1,465	6,078	5,990

Profit sharing	(2)	(4)	(12)	(47)

Mainline operating expenses, excluding special items, fuel and profit sharing	$1,478	$1,461	$6,066	$5,943

(In cents)
Mainline operating expenses per ASM	$13.18	$12.05	$13.09	$11.73

Special items, net per ASM (1)	(0.01)	(0.03)	(0.03)	(0.01)

Mainline operating expenses per ASM, excluding special items	13.16	12.02	13.05	11.72

Aircraft fuel and related taxes per ASM	(4.66)	(3.60)	(4.68)	(3.36)

Mainline operating expenses per ASM, excluding special items and fuel	8.50	8.41	8.37	8.37

Profit sharing per ASM	(0.01)	(0.02)	(0.02)	(0.07)

Mainline operating expenses per ASM, excluding special items, fuel and profit sharing	$8.49	$8.39	$8.35	$8.30

Note: Amounts may not recalculate due to rounding.

	September 30,	September 30,	September 30,	September 30,
Reconciliation of Operating Cost per ASM Excluding Special	3 Months Ended December 31,		12 Months Ended December 31,
Items and Fuel - Express only	2011	2010	2011	2010

Total Express operating expenses	$752	$703	$3,127	$2,729

Express operating special items, net (2)	(1)	—	(2)	1

Express operating expenses, excluding special items	751	703	3,125	2,730

Aircraft fuel and related taxes	(254)	(207)	(1,056)	(769)

Express operating expenses, excluding special items and fuel	$497	$496	$2,069	$1,961

(In cents)
Express operating expenses per ASM	$22.57	$19.56	$22.23	$19.18

Express operating special items, net per ASM (2)	(0.01)	—	(0.01)	0.01

Express operating expenses per ASM, excluding special items	22.56	19.56	22.22	19.19

Aircraft fuel and related taxes per ASM	(7.61)	(5.75)	(7.51)	(5.40)

Express operating expenses per ASM, excluding special items and fuel	$14.94	$13.81	$14.71	$13.79

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

	September 30,	September 30,	September 30,	September 30,
Reconciliation of Operating Cost per ASM Excluding Special	3 Months Ended December 31,		12 Months Ended December 31,
Items, Fuel and Profit Sharing - Total Mainline and Express	2011	2010	2011	2010

Total operating expenses	$3,047	$2,802	$12,629	$11,127

Special items:
Special items, net (1)	(2)	(6)	(24)	(5)
Express operating special items, net (2)	(1)	—	(2)	1

Total operating expenses, excluding special items	3,044	2,796	12,603	11,123

Fuel:
Aircraft fuel and related taxes - mainline	(813)	(628)	(3,400)	(2,403)
Aircraft fuel and related taxes - express	(254)	(207)	(1,056)	(769)

Total operating expenses, excluding special items and fuel	1,977	1,961	8,147	7,951

Profit sharing	(2)	(4)	(12)	(47)

Total operating expenses, excluding special items, fuel and profit sharing	$1,975	$1,957	$8,135	$7,904

(In cents)
Total operating expenses per ASM	$14.68	$13.33	$14.57	$12.97

Special items per ASM:
Special items, net (1)	(0.01)	(0.03)	(0.03)	(0.01)
Express operating special items, net (2)	—	—	—	—

Total operating expenses per ASM, excluding special items	14.67	13.31	14.54	12.96

Fuel per ASM:
Aircraft fuel and related taxes - mainline	(3.92)	(2.99)	(3.92)	(2.80)
Aircraft fuel and related taxes - express	(1.22)	(0.98)	(1.22)	(0.90)

Total operating expenses per ASM, excluding special items and fuel	9.53	9.34	9.40	9.27

Profit sharing per ASM	(0.01)	(0.02)	(0.01)	(0.05)

Total operating expenses per ASM, excluding special items, fuel and profit sharing	$9.52	$9.32	$9.39	$9.21

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

1)	The 2011 fourth quarter included $2 million in net special charges related to legal costs incurred in connection with auction rate securities arbitration. The 2011 twelve month period included $24 million in net special charges primarily consisting of $21 million in legal costs incurred in connection with the Delta slot transaction and auction rate securities arbitration as well as $3 million in severance costs. The 2010 fourth quarter included a $6 million non-cash charge related to the decline in market value of certain spare parts. The 2010 twelve month period included a $6 million non-cash charge related to the decline in market value of certain spare parts, $5 million in aircraft costs related to capacity reductions and other net special charges of $10 million, which included a settlement and corporate transaction costs. These costs were offset by a $16 million refund of Aviation Security Infrastructure Fees (“ASIF”) paid to the Transportation Security Administration (“TSA”) during the years 2005 to 2009.
2)	The 2011 fourth quarter and twelve month periods included $1 million and $2 million in other special charges, respectively, incurred by our Express subsidiary. The 2010 twelve month period included a $1 million refund for our Express subsidiaries of ASIF paid to the TSA during the years 2005 to 2009.
3)	The 2011 twelve month period included $7 million of net special credits consisting of a $15 million special credit in connection with an award received in an arbitration involving investments in auction rate securities, offset in part by $6 million in debt prepayment penalties and non-cash write offs of certain debt issuance costs as well as $2 million of losses related to investments in auction rate securities. The 2010 fourth quarter included an $11 million settlement gain, offset by $5 million in non-cash charges related to the write off of debt issuance costs. The 2010 twelve month period included $53 million of net realized gains related to the sale of certain investments in auction rate securities as well as an $11 million settlement gain, offset by $5 million in non-cash charges related to the write off of debt issuance costs.
4)	The 2011 twelve month period included a special non-cash tax charge of $21 million in connection with the sale of our final investment in auction rate securities in July 2011. This charge recognizes in the statement of operations the tax provision that was recorded in other comprehensive income, a subset of stockholders’ equity, in the fourth quarter of 2009.
5)	The 2010 fourth quarter and twelve month period diluted EPS excludes $6 million and $23 million of interest, net of profit sharing, respectively, related to the Company’s 7.25% convertible notes.

US Airways Group, Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 30,	September 30,
	December 31, 2011	December 31, 2010
Assets

Current assets
Cash and cash equivalents	$1,947	$1,859
Accounts receivable, net	327	311
Materials and supplies, net	235	231
Prepaid expenses and other	540	508

Total current assets	3,049	2,909

Property and equipment
Flight equipment	4,591	4,134
Ground property and equipment	907	843
Less accumulated depreciation and amortization	(1,501)	(1,304)

	3,997	3,673
Equipment purchase deposits	153	123

Total property and equipment	4,150	3,796

Other assets
Other intangibles, net	543	477
Restricted cash	365	364
Investments in marketable securities	—	57
Other assets	228	216

Total other assets	1,136	1,114

Total assets	$8,335	$7,819

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of debt and capital leases	$536	$397
Accounts payable	386	386
Air traffic liability	910	861
Accrued compensation and vacation	176	245
Accrued taxes	163	149
Other accrued expenses	1,089	802

Total current liabilities	3,260	2,840

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	4,030	4,003
Deferred gains and credits, net	307	336
Employee benefit liabilities and other	588	556

Total noncurrent liabilities and deferred credits	4,925	4,895

Stockholders’ equity
Common stock	2	2
Additional paid-in capital	2,122	2,115
Accumulated other comprehensive income	2	14
Accumulated deficit	(1,976)	(2,047)

Total stockholders’ equity	150	84

Total liabilities and stockholders’ equity	$8,335	$7,819